Exhibit 10.1

PROPOSED AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of November 14, 2023, to the Investment Management Trust Agreement (as defined below) is made by and between Battery Future Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of December 14, 2021 (the “Trust Agreement”);

WHEREAS, the Company and the Trustee amended the Trust Agreement on June 12, 2023;

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at a special meeting of the Company held on June 12, 2023, the Company’s shareholders approved (i) a proposal to amend the Company’s amended and restated memorandum and articles of association giving the Company the right to extend the date by which it has to consummate a business combination on a month-to-month basis (each a “Monthly Extension”) beginning on June 17, 2023 to the earlier of (a) the completion of a business combination and (b) the announcement of the Company’s intention to wind up its operations and liquidate; and (ii) a proposal to amend the Trust Agreement requiring the Company to deposit into the Trust Account, for each Monthly Extension that is exercised, the lesser of (a) $0.03 multiplied by the number of Public Shares then outstanding, and (b) $250,000 (or pro rata portion thereof if less than a full month) (such amount, the “Monthly Extension Amount”);

WHEREAS, at a special meeting of the Company held on November 14, 2023 (the “Special Meeting”), the Company’s shareholders approved (i) a proposal to amend the Company’s Articles of Association to remove the monthly extension payment the Company must make to extend the date by which it has to consummate a business combination and allow for an extension of the Combination Period to June 17, 2024 (the “Extended Date”) without depositing extra funds in the Trust Account; (ii) a proposal to amend the Company’s Articles of Association to eliminate (a) the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (b) the limitation that the Company shall not consummate an initial business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such initial business combination (collectively, the “Redemption Limitation”); and (iii) a proposal to amend the Trust Agreement to allow the Company to extend the Combination Period until the Extended Date without depositing additional funds in the trust account; and

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with the terms of, a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and, in the case of Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon the date which is the later of (1) June 14, 2024 and (2) such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of such date;”

2. Exhibit E of the Trust Agreement is hereby amended and restated in its entirety as follows:

EXHIBIT E
[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf & Celeste Gonzalez

Re: Trust Account No. [       ] Extension Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Battery Future Acquisition Corp. (“Company”) and Continental Stock Transfer & Trust Company, dated as of December 14, 2021 (“Trust Agreement”), this is to advise you that the Company is extending the time available to consummate a Business Combination from November 17, 2023 to June 17, 2024 (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

Very truly yours,

BATTERY FUTURE ACQUISITION CORP.

By:
Name:
Title:

cc:	Cantor Fitzgerald & Co.

3. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

4. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

5. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

BATTERY FUTURE ACQUISITION CORP.

By:	/s/ Greg Martyr
Name:	Greg Martyr
Title:	Chief Executive Officer

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